Exhibit 99.1

INVESTOR CONTACT:
Terry McGovern
Vision Advisors
415-902-3001
mcgovern@visionadvisors.net

Location Based Technologies Initiates Marketing Campaign to Support BestBuy.Com Sales Launch

IRVINE, Calif. August, 27, 2012  – Location Based Technologies, Inc. (OTCBB:LBAS) a leading service provider of personal, pet and vehicle GPS locator devices, announced on Monday that it has filmed a three minute advertisement starring Holly Madison, Allison Waite and Dr. Gadget, which will air in four and five star hotels in Los Angeles, New York, Miami, Las Vegas and Chicago. The commercial will begin airing September 1st and is expected to be viewed by approximately 13 million travelers every month.  The spot will run for approximately six months.

The commercial is intended to coincide with the launch of the line of West Coast Customs PocketFinder products which are expected to be available for purchase at BestBuy.com this fall.

“We will continue to establish meaningful partnerships with industry leaders like West Coast Customs and Best Buy, along with our ongoing relationship with Apple” said Dave Morse, CEO of Location Based Technologies. “We will support those partnerships with wide-reaching marketing efforts.”

To view the new PocketFinder commercial, visit www.pocketfinder.com. For more information about the PocketFinder family of wireless GPS locator devices, visit www.pocketfinder.com and www.locationbasedtech.com.

About Location Based Technologies
A publicly traded company (LBAS), Location Based Technologies, headquartered in Irvine, Calif., designs and develops personal locator GPS devices and services that incorporate patented, proprietary technologies designed to enhance and enrich the way businesses and families interact globally. Visit www.pocketfinder.com and www.locationbasedtech.com.

Location Based Technologies, Inc. and PocketFinder are trademarks of Location Based Technologies, Inc. registered in the U.S. and other countries.

About Best Buy Co., Inc.
Best Buy Co., Inc. (NYSE:BBY) is a leading multi-channel global retailer and developer of technology products and services. Every day our employees — 167,000 strong — are committed to helping deliver the technology solutions that enable easy access to people, knowledge, ideas and fun. We are keenly aware of our role and impact on the world, and we are committed to developing and implementing business strategies that bring sustainable technology solutions to our consumers and communities. For information about Best Buy, visit www.bby.com and to shop at Best Buy, visit www.bestbuy.com.

About West Coast Customs
Headquartered in Corona, Calif., West Coast Customs was founded in 1993 by Ryan Friedlinghaus.  West Coast Customs is known by car enthusiasts as the premiere high-end modification shop that can transform any vehicle into a work of art.  West Coast Customs is not only known for building cars but delivering dynamic television content to a wide range of viewers. West Coast Customs has been the exclusive shop featured in MTV show Pimp my Ride, TLC’s Street Customs, Street Customs Berlin and now Velocity, Inside West Coast Customs, visit www.westcoastcustoms.com

This news release contains forward-looking statements that involve risks and uncertainties.  Actual results and outcomes may differ materially from those discussed or anticipated.  For a more detailed discussion of these and associated risks, see the company's most recent document filed with the Securities and Exchange Commission.